Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Reports Second Quarter 2020 Results

Nashville, Tenn., July 22, 2020 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the second quarter ended June 30, 2020.

Key second quarter metrics (all percentage changes compare 2Q 2020 to 2Q 2019 unless otherwise noted):

•	Revenues totaled $11.068 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $1.079 billion, or $3.16 per diluted share

•	Adjusted EBITDA totaled $2.666 billion

•	Cash flows from operating activities totaled $8.723 billion

•	Same facility admissions declined 12.8 percent and same facility equivalent admissions declined 20.1 percent

“Throughout this remarkably challenging pandemic, I am reminded daily of what an incredible and resilient organization we have,” said Sam Hazen, Chief Executive Officer of HCA Healthcare. “I see our colleagues and physicians working every day to do the right thing for others, and I want to thank them for their dedication to our patients and the tremendous sacrifices they, and their families, are making in the midst of this global health crisis.”

“With our continued focus on our patients and the well-being of our colleagues and physicians, we can be proud of our accomplishments. I am confident that we are well positioned for long-term success and to continue the remarkable legacy that is HCA Healthcare,” stated Hazen.

Revenues in the second quarter of 2020 declined to $11.068 billion from $12.602 billion in the second quarter of 2019. Net income attributable to HCA Healthcare, Inc. totaled $1.079 billion, or $3.16 per diluted share, compared to $783 million, or $2.25 per diluted share, in the second quarter of 2019. The Company recognized $822 million ($590 million net of tax), or $1.73 per diluted share, in government stimulus income during the second quarter of 2020 related to general distribution funds received from the provider relief fund established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The Company recorded losses on sales of facilities of $27 million, or $0.07 per diluted share, during the second quarter of 2020 and gains on sales of facilities of $18 million, or $0.04 per diluted share, during the second quarter of 2019.

For the second quarter of 2020, Adjusted EBITDA totaled $2.666 billion, compared to $2.293 billion in the second quarter of 2019. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions declined 12.8 percent while same facility equivalent admissions declined 20.1 percent in the second quarter of 2020, compared to the prior year period. Same facility emergency room visits declined 32.9 percent in the second quarter of 2020, compared to the prior year period. Same facility inpatient surgeries declined 15.7 percent, while same facility outpatient surgeries declined 32.6 percent in the second quarter of 2020, compared to the same period of 2019. Same facility revenue per equivalent admission increased 10.0 percent in the second quarter of 2020, compared to the second quarter of 2019. Patient volumes across most service lines were significantly impacted in April due to state and local policies implemented to contain the spread of COVID-19 and preserve personal protective equipment. Patient volumes gradually improved in May and June as states began to re-open and allow for non-emergent procedures.

Six Months Ended June 30, 2020

Revenues for the six months ended June 30, 2020 totaled $23.929 billion, compared to $25.119 billion in the same period of 2019. Net income attributable to HCA Healthcare, Inc. was $1.660 billion, or $4.84 per diluted share, compared to $1.822 billion, or $5.22 per diluted share, for the first six months of 2019. Results for the six months ended June 30, 2020 include government stimulus income of $822 million ($590 million net of tax), or $1.72 per diluted share, losses on sales of facilities of $20 million, or $0.06 per diluted share, and losses on retirement of debt of $295 million, or $0.66 per diluted share. Results for the six months ended June 30, 2019 included gains on sales of facilities of $17 million, or $0.04 per diluted share.

Balance Sheet and Cash Flows from Operations

As of June 30, 2020, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $4.638 billion, total debt of $30.942 billion, and total assets of $48.709 billion. During the second quarter of 2020, capital expenditures totaled $745 million, excluding acquisitions. Cash flows provided by operating activities in the second quarter totaled $8.723 billion, compared to $1.997 billion in the second quarter of 2019. Cash flows from operations for the second quarter included $4.4 billion of accelerated Medicare payments and $1.4 billion of provider relief fund distributions provided for in the CARES Act, of which $4.999 billion remains deferred on the balance sheet at June 30, 2020.

As of June 30, 2020, the Company had $7.718 billion of availability under its credit facilities.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of June 30, 2020, HCA operated 186 hospitals and approximately 2,000 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 21 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s capital allocation, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, related to the length and severity of the pandemic; the volume of canceled or rescheduled procedures and the volume of COVID-19 patients cared for across our health systems; measures we are taking to respond to the COVID-19 pandemic; the impact of government and administrative regulation and stimulus (including the CARES Act, the Paycheck Protection Program and Health Care Enhancement Act and other enacted legislation); changes in revenues due to declining patient volumes, changes in payor mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions and supply shortages and disruptions; and the timing and availability of effective medical treatments and vaccines, (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financial perspective, (3) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), including the effects of court challenges to, any repeal of, or changes to, the Affordable Care Act or additional changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, including single-payer proposals (often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, (4) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) the highly competitive nature of the health care business, (9) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (10) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (11) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (12) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including economic and business conditions resulting from the COVID-19 pandemic, (16) the emergence of and effects related to other pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (25) changes in the U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2019 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Second Quarter

(Dollars in millions, except per share amounts)

	2020		2019
	Amount	Ratio	Amount	Ratio
Revenues	$11,068	100.0%	$12,602	100.0%

Salaries and benefits	5,330	48.2	5,837	46.3
Supplies	1,748	15.8	2,118	16.8
Other operating expenses	2,147	19.3	2,362	18.8
Government stimulus income	(822)	(7.4)	—	—
Equity in earnings of affiliates	(1)	—	(8)	(0.1)
Depreciation and amortization	691	6.3	636	5.0
Interest expense	388	3.5	477	3.8
Losses (gains) on sales of facilities	27	0.2	(18)	(0.1)

	9,508	85.9	11,404	90.5

Income before income taxes	1,560	14.1	1,198	9.5

Provision for income taxes	344	3.1	271	2.1

Net income	1,216	11.0	927	7.4

Net income attributable to noncontrolling interests	137	1.2	144	1.2

Net income attributable to HCA Healthcare, Inc.	$1,079	9.8	$783	6.2

Diluted earnings per share	$3.16		$2.25

Shares used in computing diluted earnings per share (millions)	341.599		348.373

Comprehensive income attributable to HCA Healthcare, Inc.	$1,088		$726

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Six Months Ended June 30, 2020 and 2019

(Dollars in millions, except per share amounts)

	2020		2019
	Amount	Ratio	Amount	Ratio
Revenues	$23,929	100.0%	$25,119	100.0%

Salaries and benefits	11,448	47.8	11,484	45.7
Supplies	3,871	16.2	4,159	16.6
Other operating expenses	4,574	19.1	4,661	18.6
Government stimulus income	(822)	(3.4)	—	—
Equity in earnings of affiliates	(8)	—	(19)	(0.1)
Depreciation and amortization	1,365	5.7	1,255	5.0
Interest expense	816	3.4	938	3.7
Losses (gains) on sales of facilities	20	0.1	(17)	(0.1)
Losses on retirement of debt	295	1.2	—	—

	21,559	90.1	22,461	89.4

Income before income taxes	2,370	9.9	2,658	10.6

Provision for income taxes	456	1.9	550	2.2

Net income	1,914	8.0	2,108	8.4

Net income attributable to noncontrolling interests	254	1.1	286	1.1

Net income attributable to HCA Healthcare, Inc.	$1,660	6.9	$1,822	7.3

Diluted earnings per share	$4.84		$5.22

Shares used in computing diluted earnings per share (millions)	342.848		349.334

Comprehensive income attributable to HCA Healthcare, Inc.	$1,558		$1,772

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30,	March 31,	December 31,
	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,638	$731	$621
Accounts receivable	6,139	6,890	7,380
Inventories	1,834	1,953	1,849
Other	1,420	1,442	1,346

Total current assets	14,031	11,016	11,196

Property and equipment, at cost	48,484	47,861	47,235
Accumulated depreciation	(25,413)	(24,876)	(24,520)

	23,071	22,985	22,715

Investments of insurance subsidiaries	364	325	315
Investments in and advances to affiliates	275	238	249
Goodwill and other intangible assets	8,578	8,587	8,269
Right-of-use operating lease assets	1,863	1,828	1,834
Other	527	442	480

	$48,709	$45,421	$45,058

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,882	$2,750	$2,905
Accrued salaries	1,631	1,560	1,775
Other accrued expenses	3,181	2,547	2,932
Contract liabilities - deferred revenues	4,999	—	—
Long-term debt due within one year	163	162	145

Total current liabilities	12,856	7,019	7,757

Long-term debt, less debt issuance costs and discounts of $252, $258 and $239	30,779	34,699	33,577
Professional liability risks	1,485	1,432	1,370
Right-of-use operating lease obligations	1,531	1,497	1,499
Income taxes and other liabilities	1,490	1,477	1,420

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(1,786)	(2,962)	(2,808)
Noncontrolling interests	2,354	2,259	2,243

Total equity (deficit)	568	(703)	(565)

	$48,709	$45,421	$45,058

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2020 and 2019

(Dollars in millions)

	2020	2019
Cash flows from operating activities:
Net income	$1,914	$2,108
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	1,215	(174)
Inventories and other assets	(57)	(231)
Accounts payable and accrued expenses	(336)	(238)
Contract liabilities - deferred revenues	4,999	—
Depreciation and amortization	1,365	1,255
Income taxes	472	27
Losses (gains) on sales of facilities	20	(17)
Losses on retirement of debt	295	—
Amortization of debt issuance costs and discounts	14	16
Share-based compensation	148	158
Other	49	67

Net cash provided by operating activities	10,098	2,971

Cash flows from investing activities:
Purchase of property and equipment	(1,598)	(1,745)
Acquisition of hospitals and health care entities	(346)	(1,504)
Sales of hospitals and health care entities	39	41
Change in investments	(11)	59
Other	(37)	36

Net cash used in investing activities	(1,953)	(3,113)

Cash flows from financing activities:
Issuances of long-term debt	2,700	6,451
Net change in revolving bank credit facilities	(2,480)	(3,040)
Repayment of long-term debt	(3,364)	(98)
Distributions to noncontrolling interests	(199)	(247)
Payment of debt issuance costs	(35)	(63)
Payment of dividends	(153)	(278)
Repurchases of common stock	(441)	(520)
Other	(144)	(135)

Net cash (used in) provided by financing activities	(4,116)	2,070

Effect of exchange rate changes on cash and cash equivalents	(12)	—

Change in cash and cash equivalents	4,017	1,928
Cash and cash equivalents at beginning of period	621	502

Cash and cash equivalents at end of period	$4,638	$2,430

Interest payments	$854	$910

Income tax (refunds) payments, net	$(16)	$523

HCA Healthcare, Inc.

Operating Statistics

			For the Six Months
	Second Quarter		Ended June 30,
	2020	2019	2020	2019
Operations:
Number of Hospitals	186	184	186	184
Number of Freestanding Outpatient Surgery Centers	122	125	122	125
Licensed Beds at End of Period	49,403	48,483	49,403	48,483
Weighted Average Licensed Beds	49,358	48,429	49,259	48,234
Reported:
Admissions	452,992	518,253	981,236	1,041,449
% Change	-12.6%		-5.8%
Equivalent Admissions	723,136	903,419	1,612,171	1,793,375
% Change	-20.0%		-10.1%
Revenue per Equivalent Admission	$15,305	$13,949	$14,843	$14,007
% Change	9.7%		6.0%
Inpatient Revenue per Admission	$15,757	$14,291	$15,152	$14,350
% Change	10.3%		5.6%
Patient Days	2,260,816	2,530,548	4,883,655	5,137,445
% Change	-10.7%		-4.9%
Equivalent Patient Days	3,609,607	4,412,348	8,023,845	8,846,680
% Change	-18.2%		-9.3%
Inpatient Surgery Cases	118,591	140,473	253,736	277,836
% Change	-15.6%		-8.7%
Outpatient Surgery Cases	170,911	253,441	397,230	494,287
% Change	-32.6%		-19.6%
Emergency Room Visits	1,516,116	2,253,337	3,780,823	4,540,777
% Change	-32.7%		-16.7%
Outpatient Revenues as a Percentage of Patient Revenues	31.8%	39.1%	34.8%	38.5%
Average Length of Stay (days)	4.991	4.883	4.977	4.933
Occupancy	50.3%	57.4%	54.5%	58.8%

Same Facility:
Admissions	439,990	504,436	955,751	1,016,253
% Change	-12.8%		-6.0%
Equivalent Admissions	698,704	874,692	1,563,609	1,741,858
% Change	-20.1%		-10.2%
Revenue per Equivalent Admission	$15,171	$13,794	$14,646	$13,907
% Change	10.0%		5.3%
Inpatient Revenue per Admission	$15,774	$14,319	$15,146	$14,383
% Change	10.2%		5.3%
Inpatient Surgery Cases	115,192	136,651	246,536	270,529
% Change	-15.7%		-8.9%
Outpatient Surgery Cases	165,058	244,782	384,336	477,970
% Change	-32.6%		-19.6%
Emergency Room Visits	1,480,229	2,207,396	3,700,457	4,451,252
% Change	-32.9%		-16.9%

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Six Months
	Second Quarter		Ended June 30,
	2020	2019	2020	2019
Revenues	$11,068	$12,602	$23,929	$25,119
Net income attributable to HCA Healthcare, Inc.	$1,079	$783	$1,660	$1,822
Losses (gains) on sales of facilities (net of tax)	24	(14)	19	(13)
Losses on retirement of debt (net of tax)	—	—	227	—

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	1,103	769	1,906	1,809
Depreciation and amortization	691	636	1,365	1,255
Interest expense	388	477	816	938
Provision for income taxes	347	267	525	546
Net income attributable to noncontrolling interests	137	144	254	286

Adjusted EBITDA (a)	$2,666	$2,293	$4,866	$4,834

Adjusted EBITDA margin (a)	24.1%	18.2%	20.3%	19.2%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$3.16	$2.25	$4.84	$5.22
Losses (gains) on sales of facilities	0.07	(0.04)	0.06	(0.04)
Losses on retirement of debt	—	—	0.66	—

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$3.23	$2.21	$5.56	$5.18

Shares used in computing diluted earnings per share (millions)	341.599	348.373	342.848	349.334

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.